EX-35.1
(logo) LNR
Partners, LLC


ANNUAL STATEMENT OF COMPLIANCE

OF

LNR PARTNERS, LLC


The undersigned, Job Warshaw, being the President of LNR Partners, LLC (the "Special Servicer"), as special servicer under the applicable Pooling and Servicing Agreement for the transactions listed on Schedule II hereto, hereby certifies, subject to any limitations listed on Schedule II hereto, as of the date hereof, on behalf of the Special Servicer, solely in his capacity as an authorized officer of the Special Servicer and not in his individual capacity, as follows:

1. A review of the activities performed by the Special Servicer during the period commencing on January 1, 2013 and ending on December 31, 2013 (or any other shorter period set forth on Schedule II hereto) (the "Reporting Period"), and of the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review and using the applicable servicing criteria under Item 1122 of Regulation AB, the Special Servicer has fulfilled all of its obligations under the applicable Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, LLC,
a Florida limited liability company

By: /s/ Job Warshaw
        Job Warshaw
        President


Dated: February 28, 2014


1601 Washington Avenue * Suite 700 * Miami Beach, Florida 33139-3164
Telephone: (305) 695-5600 * Fax: (305) 695-5601


(page)


Schedule II

Transaction                                   Certificate Restrictions (if any)
GS Mortgage Securities Corporation II,
Commercial Mortgage Pass-Through
Certificates, Series 2013-GC10